Acorn Energy Announces Second Quarter and Six Month 2014 Results

WILMINGTON, Del., August 11, 2014 - Acorn Energy, Inc. (NASDAQ: ACFN), today announced the results for the second quarter and six-month periods ended June 30, 2014.

For the six-month 2014 period revenues were $9.2 million compared to $10.9 million in the 2013 six-month period.  The net loss was $9.8 million vs. $12.1 million or $0.44 vs. $0.67 per share. Backlog at the end of the second quarter was $18.5 million.

For the second quarter ended June 30, 2014, revenues were $4.7 million compared to $5.2 million in the second quarter of 2013. The net loss for the quarter was $5.5 million vs. $7.2 million in the comparable 2013 period, or $0.25 vs. $0.40 per share.

John Moore, CEO of Acorn Energy said, “The quarter reflects the investments we are making in product development and field deployment of our solutions but not yet the value we are trying to create for our shareholders. The second half of the year will mark the beginning of the real impact of our new CEOs. I am optimistic that the third and fourth quarters may witness the impact of both the huge investment we have made in the improved deployment systems at US Seismic and several other developments. Our oil and gas customers are eager to see the promise of our tools realized in real production environments. DSIT is actively working on proposals that could expand the number and variety of installations of their diver detection systems. GridSense anticipates that it should see several of its big smart grid deployments go live and result in important reference customers. OmniMetrix expects to install its first digital oilfield application. We are working on strategic relationships that if consummated could further reduce our burn rate and benefit us from our partners’ technical strengths and commercial relationships. Our core thesis has been and remains that we are investing in promising young companies like US Seismic through the challenges and successes of their developmental years and positioning them for ultimate growth and success. It is easy to lose that vision when things don’t happen as quickly as we want, but our teams are working hard every day to refine their products, market and sell to new customers and in many cases, help create the industries of tomorrow. I invite you to listen to our earnings conference call to hear for yourself our CEOs talk about how they are creating value at each of our businesses.”

US Seismic Systems® (USSI®)

USSI has designed a proprietary all-optical fiber sensing technology to replace the 50 year old electronic based sensors used in seismic oil and gas exploration and production. The optical fiber itself is the sensor which is packaged into stainless steel housings linked by armored fiber cable. Better knowledge of the sub-surface for hydraulic fracturing can assist in raising the recovery average from 25% as well as aid in oilfield design. Finally, more precise monitoring technology will lead to reduced environmental impact in a number of ways. Currently less than 3% of the 20,000 plus frac jobs performed annually in the United States are monitored. Recently, USSI announced it has named Mark A. Bashforth as its new President and CEO. Mr. Bashforth previously served as the general manager of a leading oil and gas software and services company with 220 professionals reporting to him. He has a successful record in product management and sales. He joins the recently appointed Chairman of USSI, Gary V. Morris, to lead the company from product development into commercialization. Mr. Morris was the former Executive Vice President and Chief Financial Officer of the Halliburton Company. Both executives bring broad industry contacts which will be helpful to USSI. Two of the company’s near term goals are 1) attract early adopters of the technology through equipment rentals and 2) partner with a company which has financial and other resources to scale the business.

To date, USSI’s revenue has been from testing by oil and gas production companies as well as by industry service companies. During the first half of 2014 USSI did not record any revenue. The company’s backlog of $2.5 million includes a $1.8 million order from an oil supermajor and a $0.5 million order for a microseismic monitoring pilot project in the Barnett Shale for an international oil company. The company expects to recognize revenue from these two projects in the second half of 2014. Management anticipates growth in orders particularly from new customers for the 4D reservoir and shale gas monitoring systems following the successful demonstrations of contracted pilots. The second quarter operating loss was $2.2 million, compared to $2.3 million in the second quarter of 2013.  For the six-month period of 2014, USSI’s operating loss was $4.1 million, virtually unchanged compared to the comparable 2013 period.

DSIT

DSIT is a leading developer of underwater sonar detection systems. Because of the world-wide unrest, owners of government and commercial water-side installations have increasing concerns of terrorist attacks. After 9/11, commercial and civilian high value facilities have become vulnerable targets for extremists in addition to government and military installations. DSIT has developed a broad and cost-effective range of underwater surveillance products. These include systems for harbors, ships and water-side nuclear plants as well as off-shore, multi-million dollar rigs which account for 35% of the world’s oil production.

DSIT received new orders of $3.6 million in the first half of 2014 and its June 2014 backlog has risen to $12 million since March. In addition, the company has secured Israeli government grants for developing new technologies which can have both commercial and military fiber optic applications.

Since the end of the second quarter, DSIT has received additional orders totaling approximately $1.1 million and is expecting an additional $1.1 million of orders in the coming weeks. Revenue for the first half of 2014 was lower than the 2013 comparable period primarily due to weather conditions at a customer’s site delaying installation of a large system. Because of the lengthy sales cycles and revenue recognition timing for sizeable projects, revenue and profits can be irregular. DSIT revenue for the first half of 2014 was $5.6 million vs. $6.8 million and gross profit was $1.4 million vs. $2.6 million. For the second quarter of 2014, DSIT revenue was $2.8 million vs. $3.5 million in the second quarter of 2013 and gross profit was $0.6 million vs. $1.3 million in the second quarter of 2013.

GridSense®

GridSense develops and markets remote monitoring systems for electric utilities worldwide. The company’s focus is on the distribution segment; the most neglected and aged part of the grid infrastructure. By providing affordable, remote monitoring solutions for transformers and power lines, GridSense helps modernize the electric distribution system and enhances reliability and efficiency. Applications also include theft detection which in the U.S. amounts to 2-3% or $6 billion in annual losses while in most international developing countries it is about 30%.

In the second quarter, GridSense announced a new partnership with Silver Spring Networks for integrating its transformer monitoring solutions with Silver Spring’s multi-application networking platform. Silver Spring pioneered the “Advanced Meter” with over 19 million connections to manage energy consumption. GridSense also announced it is consolidating its Australian manufacturing with its California operations to save an estimated $700,000 in annual costs.

GridSense recorded revenue in the first half of 2014, of $2.2 million vs. $2.5 million in the first half of 2013 with gross profit of $551,000 vs. $1.1 million. Revenue for the second quarter was $1.2 million with a gross profit of $366,000 compared to 2013 second quarter revenue of $931,000 and gross profit of $389,000. The revenue decline was mostly due to a delay in shipments in the second quarter because of raw material availability for a newly designed product. GridSense reduced its operating loss from $2.8 million in the first half of 2013 to $1.7 million in the first half of 2014 and to $0.7 million in the second quarter of 2014 from $1.7 million in the second quarter of 2013.

OmniMetrix®

OmniMetrix designs and markets remote monitoring systems for back-up power systems. By June 30, 2014, OmniMetrix had installed over 7,000 monitors. Although the largest market is for emergency back-up generators to prevent failures, applications are growing for primary power generators and other equipment, particularly in the oil and gas field services marketplace. Because of the high growth of oil and gas production in the U.S. and globally, the need for remotely monitoring generators, light towers, heaters and pumps has greatly increased. In the first half of 2014, OmniMetrix grew revenue by 25% to $1.3 million from $1.1 million in the first half of 2013 while gross profit also grew 25% to $753,000 from $601,000. For the second quarter, OmniMetrix revenue increased to $682,000 vs. $528,000 in the comparable 2013 period. Gross profit for the quarter was $344,000 compared to $273,000 in the second quarter of 2013. About 63% of the revenue in the first half of 2014 was recurring monthly fees. Increased revenue has been driven by the increase in the number of units being monitored.

Conference Call Information

Acorn Energy will host a conference call on Tuesday, August 12, 2014 at 11:00 AM, EDT to discuss its second quarter 2014 results and developments. Participants can pre-register for the conference call and webcast by clicking here http://dpregister.com/DiamondPassRegistration/register?linkSecurityString=78449&confirmationNumber=10050550. Please note that registered participants will receive their dial-in number upon registration. Pre-registering gives one immediate entry into the call, zero wait time and will automatically populate your Outlook calendar with an invitation. Participants that would like to join the conference call, but have not registered can do so by dialing US Toll Free: (866) 652-5200, International Dial in (412) 317-6060 and asking for the "Acorn Energy Conference Call".  If you are unable to participate in the live call, a digital replay of the call will be available two hours after the end of the live call through 9:00 am EDT on September 12, 2014 by dialing US Toll Free 1-877-344-7529 or International Toll 1-412-317-0088 and entering access code – 10050550.

About Acorn Energy, Inc.

Acorn Energy, Inc. is a holding company whose four portfolio companies help their customers achieve greater productivity, reliability, security, and efficiency—factors which can lead to greater profitability.  GridSense® provides monitoring for all critical points along the electricity delivery system. OmniMetrix® remotely monitors emergency back-up power generation systems to increase their reliability. US Seismic Systems® supplies fiber optic sensing solutions to increase oil/gas production and lower costs. DSIT provides security solutions from underwater threats to naval and marine based energy assets.  For more information visit: http://www.acornenergy.com.

Safe Harbor Statement

This press release includes forward-looking statements, which are subject to risks and uncertainties. There is no assurance that Acorn Energy, Inc. or its operating companies will continue to grow their respective businesses, or that any of them will meet the expectations or execute the initiatives described or referred to above. A complete discussion of the risks and uncertainties which may affect Acorn Energy's business generally and the businesses of its subsidiaries is included in "Risk Factors" in the Company's most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

Investor & Press Contact:

F. Kent Leacock

Acorn Energy

(925) 698-1431

kleacock@acornenergy.com

- Financial Tables to Follow –

ACORN ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Six months ended June 30,		Three months ended June 30,
	2014	2013	2014	2013
Revenues:
Projects	$5,446	$7,241	$2,654	$3,659
Products	2,766	2,875	1,563	1,168
Services	965	833	506	406
Total revenues	9,177	10,949	4,723	5,233
Cost of sales:
Projects	4,556	5,563	2,408	3,114
Products	2,114	1,770	1,163	731
Services	231	219	118	116
Total cost of sales	6,901	7,552	3,689	3,961
Gross profit	2,276	3,397	1,034	1,272
Operating expenses:
Research and development expenses, net of credits	3,385	4,117	1,735	2,116
Selling, general and administrative expenses	8,236	10,226	4,094	4,970
Impairment of intangibles	-	1,116	-	1,116
Provision for loss - channel partner	649	-	649	-
Restructuring and related charges	198	594	198	594
Total operating expenses	12,468	16,053	6,676	8,796
Operating loss	(10,192)	(12,656)	(5,642)	(7,524)
Finance income (expense), net	(191)	89	(111)	75
Loss before income taxes	(10,383)	(12,567)	(5,753)	(7,449)
Income tax benefit (expense), net	(113)	(85)	(168)	(16)
Net loss	(10,496)	(12,652)	(5,921)	(7,465)
Net loss attributable to non-controlling interests	665	503	394	291
Net loss attributable to Acorn Energy, Inc. shareholders	$(9,831)	$(12,149)	$(5,527)	$(7,174)

Basic and diluted net loss per share attributable to Acorn Energy, Inc. shareholders	$(0.44)	$(0.67)	$(0.25)	$(0.40)
Weighted average number of shares outstanding attributable to Acorn Energy, Inc. shareholders – basic and diluted	22,180	18,084	22,190	18,091

Dividends declared per common share	$-	$0.035	$-	$-

ACORN ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	As of June 30, 2014	As of December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$8,268	$17,279
Restricted deposit	322	306
Accounts receivable, net	2,994	5,710
Unbilled revenue	7,021	6,421
Inventory, net	6,461	4,540
Other current assets	1,993	1,695
Total current assets	27,059	35,951
Property and equipment, net	2,443	2,432
Severance assets	3,565	3,539
Restricted deposit	540	-
Intangible assets, net	3,549	3,735
Goodwill	4,537	4,429
Other assets	730	870
Total assets	$42,423	$50,956
LIABILITIES AND EQUITY
Current liabilities:
Short-term bank credit	$3,441	$2,303
Accounts payable	3,616	3,086
Accrued payroll, payroll taxes and social benefits	2,274	2,527
Deferred revenue	2,528	2,764
Other current liabilities	2,977	3,191
Total current liabilities	14,836	13,871
Long-term liabilities:
Accrued severance	5,029	4,973
Other long-term liabilities	756	600
Total long-term liabilities	5,785	5,573
Commitments and contingencies
Equity:
Acorn Energy, Inc. shareholders
Common stock - $0.01 par value per share:
Authorized – 30,000,000 shares; Issued –22,957,859 and 22,991,797 shares at December 31, 2013 and June 30, 2014, respectively	229	229
Additional paid-in capital	94,499	93,943
Warrants	526	526
Accumulated deficit	(69,278)	(59,447)
Treasury stock, at cost – 801,920 shares at December 31, 2013 and June 30, 2014	(3,036)	(3,036)
Accumulated other comprehensive income	350	184
Total Acorn Energy, Inc. shareholders’ equity	23,290	32,399
Non-controlling interests	(1,488)	(887)
Total equity	21,802	31,512
Total liabilities and equity	$42,423	$50,956